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                                                                    Exhibit 23.1


                         Consent of Independent Auditors


The Board of Directors
InKine Pharmaceutical Company, Inc.:

We consent to incorporation by reference in registration statement nos. 333-42647 on Form S-3 and 333-58063 and 333-58065 on Form S-8 of InKine
Pharmaceutical Company, Inc. of our report dated August 11, 1999, relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of June 30, 1999 and 1998, and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended which report appears in the June 30, 1999, annual report on Form 10-K of InKine Pharmaceutical Company, Inc.


/s/  KPMG LLP
Philadelphia, Pennsylvania
September 28, 1999